EXHIBIT 5a

OPINION AND CONSENT OF LAWRENCE F. DICKIE

[PepsiCo, Inc. Letterhead]

July 27, 2001

The Board of Directors
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Dear Ladies and Gentlemen:

        I have acted as counsel to PepsiCo, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 100,000 shares of the Company’s Capital Stock (the “Shares”), to be issued in accordance with the terms of the Retirement Savings and Investment Plan For Union Employees of Tropicana Products, Inc. and Affiliates (Teamster Local Union #173) and Retirement Savings and Investment Plan For Union Employees of Tropicana Products, Inc. and Affiliates (collectively, the “Plans”).

        I have reviewed such corporate records, documents and questions of law and fact I have considered necessary or appropriate for the purposes of this opinion.

        Based on such review, I am of the opinion that the Shares registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

        I consent to the filing of this opinion letter as an exhibit to the Registration Statement.

        This opinion letter is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Very truly yours, /s/ Lawrence F. Dickie Lawrence F. Dickie Vice President, Associate General Counsel and Assistant Secretary